Page 1 of 1 Pages
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                        SCHEDULE 13G
                       (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
   RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                  PURSUANT TO RULE 13d-2(b)
                   (Amendment No.      )*


                         EXULT, INC.
                      (Name of Issuer)


                      COMMON STOCK, $ .0001 PAR VALUE
               (Title of Class of Securities)


                          302284 10 4
                       (CUSIP Number)


                    OCTOBER 12, 2000
     (Date of Event which Requires Filing of Statement)


Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

                         Rule 13d - 1(b)
                         Rule 13d - 1(c)
                         Rule 13d - 1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

              (Continued on following page(s))



CUSIP No.  302284-10-4
    1     NAMES OF REPORTING PERSONS
          I.R.S.   IDENTIFICATION  NO.  OF   ABOVE   PERSONS
          (ENTITIES ONLY):

          BANK OF AMERICA CORPORATION  56-0906609

    2     CHECK  THE APPROPRIATE BOX IF A MEMBER OF A  GROUP
          (SEE                                 INSTRUCTIONS)
          (a)

          (b)
    3     SEC USE ONLY

    4     CITIZENSHIP     OR    PLACE    OF     ORGANIZATION
          Delaware

                                                10,000,000
  NUMBER OF     5       SOLE VOTING POWER
   SHARES
BENEFICIALLY    6
OWNED BY EACH
  REPORTING
 PERSON WITH    7

                8
                                                     0
                       SHARED VOTING POWER
                                                10,000,000
                      SOLE DISPOSITIVE POWER
                     SHARED DISPOSITIVE POWER        0
   9     AGGREGATE   AMOUNT  BENEFICIALLY  OWNED   BY   EACH
         REPORTING PERSON

         10,000,000
   10    CHECK  IF  THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)


   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.5%
   12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         HC, CO














Item 1(a).     Name of Issuer:

          Exult, Inc. ("Exult")

Item  1(b).      Address  of  Issuer's  Principal  Executive
Offices:

          4 Park Plaza, Suite 1000
          Irvine, California 92614

Item 2(a).     Name of Person Filing:

          Bank of America Corporation

Item  2(b).     Address of Principal Business Office or,  if
None,
          Residence:

          Bank of America Corporation
          100 North Tryon Street
          Charlotte, NC 28255

Item 2(c).     Citizenship:

          Delaware


Item 2(d).     Title of Class of Securities:

          Common Stock, $.0001 Par Value

Item 2(e).     CUSIP Number:

          302284-10-4

Item 3.        If This Statement is Filed Pursuant to Rule
13d-1(b), or
          13d-2(b) or (c), Check Whether the Person Filing is a:

          (a) Broker or dealer registered under Section 15 of the Exchange Act.
          (b) Bank as defined in Section 3(a)(6) of the Exchange Act.
          (c) Insurance company as defined in Section
              3(a)(19) of the Exchange Act.
          (d) Investment company registered under Section 8 of the Investment Company Act.
          (e) An investment adviser in accordance with Rule
              13d-1(b)(1)(ii)(E);
          (f) An employee benefit plan or endowment fund in
              accordance with Rule 13d-1(b)(1)(ii)(F);
           (g)A parent holding company or control person in
              accordance with Rule 13d-1(b)(1)(ii)(G);
          (h) A savings association as defined in Section
              3(b) of the Federal Deposit Insurance Act;
           (i)A church plan that is excluded from the definition of an investment company under
              Section 3(c)(14) of the Investment Company
              Act;
           (j)Group, in accordance with Rule 13d-
              1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-
              1(c), check this box.

Item 4.        Ownership:

          With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G (p. 2), which are incorporated herein by reference.

Item 5.        Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities,
          check the following  [    ].

Item 6. Ownership of More than Five Percent on Behalf of
          Another Person:

          Not applicable.

Item 7.        Identification and Classification of the
Subsidiary which
          Acquired the Security Being Reported on By the
     Parent
          Holding Company:

          Not applicable.

Item 8. Identification and Classification of Members of the
          Group:

          Not applicable.

Item 9.        Notice of Dissolution of Group:

          Not applicable.

Item 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                          SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    October 23, 2000

                    BANK OF AMERICA CORPORATION


                    By:            /s/ David R. Smith
                                    (Signature)


                         David R. Smith / Senior Vice
               President
                                     (Name/Title)